                                                                    Exhibit 8.1



                              September 19, 2000

GreenPoint Credit, LLC
GreenPoint Asset, LLC
10089 Willow Creek Road
San Diego, California 92131

Ladies and Gentlemen:

     We have acted as counsel to GreenPoint Credit, LLC ("GreenPoint Credit"), and GreenPoint Asset, LLC ("GreenPoint Asset" and each of GreenPoint Credit and GreenPoint Asset, a "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-3 filed by the Registrants with the Commission (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of its Manufactured Housing Contract Trust Pass-Through Certificates ("Certificates") and Manufactured Housing Contract-Backed Notes ("Notes" and together with Certificates, the "Securities"). The Certificates are issuable in series (each, a "Series") under separate Pooling and Servicing Agreements (each, a "Pooling Agreement") by and among either Registrant or both of them, in the case of GreenPoint Credit, as seller of manufactured housing installment sales contracts and installment loan contracts, and as servicer, in the case of GreenPoint Asset, as depositor, where applicable, and the trustee selected for such Series. The Notes are issuable in Series under separate Indentures (each, an "Indenture") by and among either Registrant or both of them, in the case of GreenPoint Credit, as seller of manufactured housing installment sales contracts and installment loan contracts, and as servicer, in the case of GreenPoint Asset, as depositor, where applicable, and the trustee selected for such Series. The Securities of each Series are to be sold as described in the Registration Statement and the prospectus and prospectus supplement relating to such Series.

     We have advised the Registrants with respect to certain federal income tax aspects of the issuance of the Securities, issuable in Series. Such advice conforms to the description of selected federal income tax consequences to holders of the Securities that appears under the heading "Federal Income Tax Consequences" in the Prospectus. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed in our opinion the description is accurate in all material respects. Further, we hereby confirm and adopt our opinions under the heading "Federal Income Tax Consequences" that (A) for a Series for which an election to be treated as a "real estate mortgage investment conduit" ("REMIC") will be made, (i) the related trust will qualify as a REMIC for federal income tax purposes, (ii) the Certificates of such Series identified in the related prospectus supplement as "regular interests" in the REMIC will be so treated for federal income tax purposes and will be treated as debt instruments for purposes of chapter 1 of the Code (generally relating to the calculation of a Certificateholder's federal income tax liability), (iii) the Certificates of such Series

GreenPoint Credit, LLC
GreenPoint Asset, LLC
September 19, 2000
Page 2

identified in the related prospectus supplement as "residual interests" in the REMIC will be treated for federal income tax purposes as the sole class of "residual interests" in the REMIC, (iv) the REMIC represented by the related trust will not be subject to federal income tax as a separate entity except for
(a) the tax on "prohibited transactions" imposed by section 860F of the Code,
(b) the tax on "contributions after startup date" imposed by section 860G(d) of the Code and (c) the tax on "income from foreclosure property" imposed by section 860G(c) of the Code and (v) the Certificates, if any, identified as being comprised of a REMIC "regular interest" coupled with a swap or cap contract will be treated as representing ownership of a "regular interest" in a REMIC to the extent of the portion thereof identified as such in the related Prospectus Supplement, (B) for a Series for which no election to be treated as a REMIC will be made and which is described as a "grantor trust" in the related Prospectus Supplement, for federal income tax purposes, the related trust will be classified as a grantor trust and not as a corporation or an association which is taxable as a corporation and the Certificates will be treated as equity in such trust, or (C) for a Series for which no election to be treated as a REMIC will be made and which is described in the related Prospectus Supplement as an "indenture trust" or an "owner trust," (i) for federal income tax purposes, the related trust will not be treated as an association, taxable mortgage pool or publicly traded partnership taxable as a corporation and (ii) the Offered Certificates or Notes of such Series will be treated as indebtedness for federal income tax purposes. All capitalized terms used herein that are not otherwise defined have the meanings as set forth in the Prospectus.

     This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Securities as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Securities with numerous different characteristics, the particular characteristics of each Series of Securities must be considered in determining the applicability of this opinion to a particular Series of Securities.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not admit that we are "experts" within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.



                                       Very truly yours,

                                       /s/ Orrick, Herrington & Sutcliffe LLP

                                       Orrick, Herrington & Sutcliffe LLP